UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 17, 2015

Zayo Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36690	26-1398293
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1805 29th Street, Suite 2050, Boulder, CO 80301

(Address of Principal Executive Offices)

(303) 381-4683

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreement.

On September 17, 2015, Zayo Group Holdings, Inc. (the “Company”) entered into a First Amendment to Stockholders Agreement (the “Amendment”) between the Company and each of the stockholders party thereto, which amends and extends the transfer restrictions contained in that certain Stockholders Agreement between the Company and each of the stockholders party thereto (the “Participants”), dated as of October 22, 2014 (the “Stockholders Agreement”). Holders of approximately 177 million shares of Company common stock are subject to the Stockholders Agreement, as amended.

The Amendment provides that the Participants shall not be entitled to transfer shares of Company common stock that are subject to the Stockholders Agreement until October 23, 2016 (instead of the original October 23, 2015 release date), provided that a sale or transfer shall be permitted if it (i) was allowed to be made under the terms of the original Stockholders Agreement, (ii) is an Eligible Transfer (as defined below), or (iii) is pursuant to a Coordinated Block Trade (as defined below).

The Amendment also provides for the periodic release of the restrictions on specified amounts of Company common stock beginning November 15, 2015, until all shares of common stock are released on October 23, 2016, as follows: (i) on and after November 15, 2015, each Participant may transfer up to 10% of its restricted shares; (ii) on and after February 16, 2016, each Participant may transfer up to 30% of its restricted shares; (iii) on and after May 16, 2016, each Participant may transfer up to 50% of its restricted shares; (iv) on and after September 16, 2016, each Participant may transfer up to 75% of its restricted shares; and (v) on and after October 23, 2106, each Participant may transfer all of its restricted shares (each, an “Eligible Transfer”).  In the event that the number of restricted shares to be released to a Participant and its affiliates on any of the foregoing release dates shall be less than 500,000 shares, such Participant and its affiliates shall have 500,000 shares released to them upon each release date. Prior to the Amendment, all restrictions on Participant share transfers or sales under the Stockholders Agreement would have expired on October 23, 2015, the one-year anniversary of the Company’s initial public offering.

Shares released pursuant to Eligible Transfers will nonetheless be subject to the following restrictions:  (i) the Company must be notified within 24 hours after any distributions made to a Participant’s members, limited partners or other equity holders; and (ii) a Participant and its affiliates may not sell, in one transaction or a series of related transactions, more than the greater of 1,000,000 shares of Company common stock and the average daily trading volume of the Company’s common stock for the 30 days period preceding such sale unless the sale is made pursuant to a Coordinated Block Trade or underwritten public offering (the “Notice and Sale Provisions”).

Pursuant to the Amendment, the Company will facilitate block trades (each, a “Coordinated Block Trade”) that are requested by Participants holding at least 25% of the Eligible Securities (as defined in the Amendment).  Each Participant will be given the right to join in a Coordinated Block Trade, subject to cutback under certain circumstances.

Simultaneous with the execution of the Amendment, the Alternative Transfer Protocol (as defined in the Stockholders Agreement) was triggered, releasing 21,052,632 shares of Company common stock from the transfer restrictions under the Stockholders Agreement, pro rata, based upon the Participants’ relative ownership of the Company’s common stock immediately prior to the Company’s initial public offering.  The shares of Company common stock released under the Alternative Transfer Protocol may be sold or transferred at the option of each Participant, subject to the Notice and Sale Provisions, but are not required to be sold or transferred.

Future amendments to Articles I, III, and IV of the Stockholders Agreement that would extend the restrictions, impose new obligations or restrictions on any Participant, or reduce the number of shares that may be transferred or sold by any Participant will require the approval of each such Participant.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment to Stockholders Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 7.01. Regulation FD Disclosure

On September 18, 2015, the Company issued a press release announcing an amendment of the Stockholders Agreement. A copy of this press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	First Amendment to Stockholders Agreement, dated as of September 17, 2015, between Zayo Group Holdings, Inc. and each stockholder party thereto.

99.1	Press release dated September 18, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAYO GROUP HOLDINGS, INC.

By:	/s/ Ken desGarennes
Name:	Ken desGarennes
Title:	Chief Financial Officer

DATED: September 18, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Stockholders Agreement, dated as of September 17, 2015, between Zayo Group Holdings, Inc. and each stockholder party thereto.

99.1	Press release dated September 18, 2015.